We consent to the incorporation by reference in the registration statement of Tower Realty Trust, Inc. (the "Company") on Form S-8 (File No. 333-50501) of our report dated March 17, 1999, on our audits of the consolidated financial statements and financial statements schedule of Tower Realty Trust, Inc. as of December 31, 1998 and 1997 and for the period from March 27, 1997 to December 31, 1997 and the combined financial statements of Tower Predecessor for the period from January 1, 1997 to October 15, 1997 and as of and for the year ended December 31, 1996, which report is included in this Annual Report on Form 10-K.


                                        PricewaterhouseCoopers LLP

New York, New York
March 31, 1999